Liquidity Services, Inc.(LQDT)
Q4 2017 Earnings Call

Operator: Good day, ladies and gentlemen and welcome to the Fourth Quarter Full Year 2017 Liquidity Services Earnings Conference Call. At this time, all participants are in a listen-only mode and later we will conduct a question-and-answer session and instructions will follow at that time. And as a reminder, this conference is being recorded.

I would like to introduce your host for today's conference, Ms. Julie Davis, Senior Director of Investor Relations. Ma'am you may begin.
...
Julie Davis
Senior Director-Investor Relations
Thank you, Amanda. Hello and welcome to our fourth quarter and fiscal year 2017 financial results conference call. Joining us today are Bill Angrick, our Chairman and Chief Executive Officer; Jorge Celaya, our Chief Financial Officer; and Mike Sweeney, our Chief Accounting Officer. We will be available for questions after our prepared remarks.

The following discussion or responses to your questions reflect management's views as of today, December 5, 2017 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in today's press release and in our filings with the SEC, including our most recent Annual Report on Form 10-K.

As you listen to today's call, we encourage you to have our press release in front of you, which includes our financial results as well as metrics and commentary on the quarter. During this call, we will discuss certain non- GAAP financial measures. In our press release and our filings with the SEC, each of which is posted on our website, you will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures.
We also use certain supplemental operating data as a measure of certain components of operating performance, which we also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I'd like to turn the presentation over to our CEO, Bill Angrick.
...
William Paul Angrick
Chairman & Chief Executive Officer
Thank you, Julie. Good evening, and welcome to our Q4 earnings call. I'll review our Q4 performance and provide an update on key strategic initiatives and today's developments regarding our DoD Surplus contract re-compete. Next, Mike Sweeney will provide more details on the quarter and full-year results. Finally, Jorge Celaya will provide our outlook for the current quarter.

Although our Q4 and fiscal 2017 consolidated results were mixed, we are pleased with the performance of our state and local government marketplace, our GovDeals segment, and our retail supply chain marketplace, our RSCG segment.

Our GovDeals marketplace reported year-over-year GMV growth of 15.8% in Q4 and 17.5% in fiscal 2017. We signed over 300 new agency sellers during Q4, including the State of Ohio; City of Boston; Orange County, Florida; and Lake County, Illinois. And we continue to expand the geographic reach of this marketplace throughout the United States. During Q4, GovDeals completed over 54,000 auctions for client agencies, ranging from vehicles, heavy equipments, helicopters, and airplanes.

Our RSCG segment continue to grow the top line organically with GMV up 18.4% year-over-year in Q4 and up 11% year-over-year in full-year fiscal 2017. Of note, we have increased adoption of our consignment model with many clients, which results in lower capital requirements and higher margins on GAAP revenues.

Our Liquidation.com marketplace saw strong performance in buyer participation, GMV per completed transaction, and overall site conversion. Our RSCG team continues to expand our returns management offering to solve the needs of both retailers and manufacturers. We're developing new capabilities to expand our work in the processing, handling, refurbishing, and sale of product returns which is well suited to the rapid growth of online retailing, which is fueling higher product returns industry wide.

We've expanded our sales team and had recently signed new multi-year returns management service contracts with both retailers and manufacturers. Our sales pipeline remains strong and we expect the business to grow organically during fiscal year 2018.

Our Capital Assets Group or CAG segment business reported realized unexpected headwinds in Q4 due to seller project delays across all verticals, as well as in our energy vertical due to Hurricane Harvey. Our DoD Surplus and Scrap contracts results continue to be hampered by lower volumes and declining value of assets received compared to historical trends, which continues to drive down margins.

While we saw less client sales activity among industrial accounts in our CAG segment during Q4, overall trends in our sales pipeline remain strong and we expect the business to improve sequentially from Q4. Our strategy in fiscal-year 2018 and beyond remains focused on the long-term growth of our commercial and municipal government marketplaces on a global scale, while capturing operating efficiencies as we complete the integration of our marketplace platform and business functions under our LiquidityOne transformation program. We expect strong organic GMV growth in our commercial and municipal government marketplaces in fiscal 2018 and continue to be encouraged by the expansion of our customer base and service offerings.

Overall, during fiscal year 2017, we signed approximately 3,000 new commercial and government sellers and added approximately 185,000 new registered buyers to our marketplaces, pushing total registered buyers to nearly 3.2 million.

Our growth initiatives are focused on building density in our target verticals by expanding relationships with leading sellers, buyers and partners; expanding our flexible service offerings including our full service, self-service and retail returns management offerings; and enhancing our buyer experience through our LiquidityOne e- commerce platform.

To support our future vision, we are completing the build-out of new infrastructure and capabilities to support our sellers and buyers. We are also simplifying and streamlining our organization to drive efficiencies, which should improve earnings results in fiscal year 2018.

During Q4, we consolidated leadership in the sales, marketing, operations and executive teams across the U.S. and Europe within our CAG segment. Streamlining of our technology, human resources and corporate support function has extended into Q1 2018, and is consistent with our goal of driving increased productivity throughout our organization to benefit our sellers, buyers and shareholders as we advance our vision of building the world's leading marketplace for surplus assets.

During Q4, we continued to advance our LiquidityOne transformation initiative. We are excited by the early product-related benefits of our new e-commerce platform which went live this past summer within our energy marketplace. The new LiquidityOne back-end system enables a real-time view of transaction activity and trends within the marketplace. We have begun to experience benefits from system improvements such as being able to quickly adapt marketing and operations activities to match current seller and buyer demand and improve lotting activity to drive maximum value for sellers.

The mobile responsive design of our new platform enables users to seamlessly access account information, allows our sellers to upload assets for sale and enables buyers to search, bid and pay for assets on any device type. When this functionality is implemented across our entire network of marketplaces, the combined impact will create a distinct and powerful advantage that allows our customers more choice in how they transact with us and drives a more efficient business, as we strengthen our processes, service offerings and overall value to our sellers and buyers.

The next phase in our transformation process is the launch of our new commercial self-service marketplace AuctionDeals.com. This will support the expansion of our self-service model to small and middle market commercial companies, in addition to our traditional focus on large Fortune 1000 organizations. Additionally, our new AuctionDeals marketplace mirrors the technology of our GovDeals marketplace and its launch will support a logical transition of GovDeals onto our new LiquidityOne platform during the second half of fiscal year 2018.

The remaining CAG marketplaces are expected to launch on our new platform this summer and our RSCG marketplace will launch by early fiscal year 2019. Following the migration of our marketplaces on to our new e- commerce platform, we anticipate an overall increase in productivity across our sales, marketing, and operations areas as well as increased participation from our sellers and buyers, driven by our enhanced services.
Lastly, we anticipate launching a new consolidated marketplace by early fiscal 2019, which will serve as a single marketplace to search, find, and buy any asset from all of our sellers. The power of a single unified marketplace will drive increased traffic from our buyer base through more efficient marketing strategy and will provide our buyers with a more efficient method of sourcing our global supply of available assets from the most recognizable sellers across the globe. We exited Q4 in a strong financial position to pursue our growth initiatives with $94 million in cash and zero debt.

Next, I would like to update you on our DoD Surplus usable non-rolling stock contract, which represented approximately 10% of our GMV in Q4. Today, the Defense Logistics Agency conducted a sealed bid for the non- rolling stock property stream that we currently operate under one-year extension through December 14, 2017.

The new usable Surplus contracts were bid today in two separate regions. The new contracts required bidders to submit a fixed bid as a percentage of the original cost of the property. We were outbid in both regions and our expectation is that the DoD non-rolling stock usable property stream will transition to new contracts. The bids we submitted for both regions were approximately 40% higher than our current pricing levels. The apparent high bidder elected to bid an amount that was approximately 80% higher than our current pricing levels.

Liquidity Services' longstanding philosophy is to focus on opportunities that leverage our strengths to provide value to our clients and deliver attractive returns on our effort and investment. Given that the new terms of the usable contract are far more onerous than our current contract, bidding any higher by Liquidity Services would have been damaging to shareholders.

As we have previously noted, the new contract imposes higher costs and risks than under the current contract. For example, under the new contract, there is no termination for convenience option for the contractor, rendering it a take-or-pay contract, which means the contractor's obligated to pay the fixed bid rate for up to six years regardless of any changes in the volume or mix of property referred by the DoD. Even small changes in the property volume or mix could result in significant operating losses under the contract terms.

Moreover, the requirements of the new contract results in higher operating cost versus the status quo, including a requirement to pay for all property every 30 days independent of sales volumes, a 72-hour asset removal requirement from DoD facilities at the contractor's cost, significant pallet storage charges for failure to timely remove property, shipping costs to move the property to the contractor's warehouse, secure warehousing requirements, reduced credits for shipment discrepancies and a lower guaranteed property stream.

Failure to identify and remove restricted property from the contractor's sales channel also results in contractor penalties equal to 50% of the items' original cost. We are proud of our award-winning work and relationship with the Defense Logistics Agency for the past 17 years, supporting the sales of usable surplus property to hundreds of thousands of small businesses, and we look forward to continuing to provide services to the DoD under our Scrap contract and in other areas of mutual interest.

Since the inception of our work with the DoD in 2001, Liquidity Services has significantly evolved. Today, there is limited strategic overlap of the DoD surplus program with the rest of our business.

Given the complexity and unique contract requirements of the DoD surplus property program, there is limited overlap between buyers of the DoD surplus property and the rest of our property, neither do we rely on the DoD contracts to attract and retain other municipal government agency clients or commercial clients. Moreover, we continue to add other federal government agency sellers to our business on mutually rewarding business terms. As we wind down the DoD Surplus contract, we are looking forward to reducing the complexity and cost of our operations and focusing our efforts on continuing to grow our state and local government, commercial capital asset, and retail supply chain settlements.

During fiscal year 2018, we expect to benefit from growth in our GovDeals, CAG, and RSCG segments due to anticipated higher sales activity and greater adoption of our existing and new value-added services. We also expect to see improvements in our energy and industrial verticals, following realignment efforts within the CAG segment completed during Q4 and continued investments in sales and marketing, partially offset by the lingering effects of Hurricane Harvey.

In closing, continued investments in our people, processes, and platform will enhance the value we bring to clients and drive our transformation. As we begin to harvest the investments we are making over the next few years, we are excited about the tremendous potential to grow our business. Liquidity Services is committed to driving innovation and significant value creation for our customers and shareholders, as we execute our long-term growth strategy.

Now, let me turn it over to Mike Sweeney for more details on Q4 and full-year fiscal 2017 results.

...

Michael E. Sweeney
Chief Accounting Officer
Thanks, Bill. We finished the fourth quarter of fiscal 2017 below the company's guidance range for GAAP net loss, GAAP diluted EPS and non-GAAP EPS. Results were within the guidance range for GMV and non-GAAP adjusted EBITDA. Next, I'll comment on our fourth quarter and fiscal-year results with comparisons to the prior year.

GMV for the fourth quarter decreased 8.9% or $14.1 million to $145 million. GMV for the fiscal year decreased 2% or $12.7 million to $629.3 million. Fourth quarter GMV decreases of $26.5 million in our Capital Assets Group or CAG segment were probably offset by increases of $9.6 million in our GovDeals segment and $4.7 million in our Retail Supply Chain Group or RSCG segment.

The CAG decreases related to delays in plant closings in our industrial verticals as well as the impact of Hurricane Harvey on our energy vertical, lower volume in our Surplus contract and a shift to lower-value commodities sold within our Scrap contract.

Revenue for the fourth quarter decreased 21.8% or $17.2 million to $61.4 million and decreased for the full-year by 14.7% or $46.4 million to $270 million. The change for the quarter was primarily driven by decreases in our CAG segment from the GMV drivers just noted, plus lower fee revenue on our Surplus contracts.

Revenue also declined from exiting certain TruckCenter operations and from a nonrecurring reclassification in our RSCG segment that occurred in the prior-year fourth quarter. These decreases were partially offset by a $1.3 million revenue increase in our GovDeals segment related to growth in existing and new seller accounts.

Cost of goods sold for the fourth quarter decreased $8 million or 21.7% to $29 million, and decreased for the fiscal year $16.9 million or 11.8% to $126.2 million. The fourth quarter decrease matched the change in revenue, as cost of goods sold as a percentage of revenue remained flat at 47.2%.

Our distributions for the fourth quarter increased $0.9 million or 24.7%, and increased $8.1 million or 72.1% for the fiscal year. The fourth quarter increase is due to higher distributions payable to the DLA under the new terms of the current Scrap contract. As a percentage of revenue, this resulted in distributions increasing to 7.5% for the quarter from 4.7% a year ago.

Technology and operations expenses for the fourth quarter decreased $3 million or 12.8% to $20.4 million; and for the fiscal year, decreased $10.4 million or 11.2% to $83 million. The change for the quarter was driven mostly by reductions in our CAG segment, including from lower operating costs within the industrial vertical due to lower volume, and less reimbursable expenses under our Scrap contract.

We also had reductions from the exit of certain TruckCenter operations. As a percentage of revenue, technology and operations expenses increased to 33.2% in the fourth quarter, up from 29.8% in the prior year, primarily as a result of the decrease in revenue described above exceeding the cost reduction.

Sales and marketing expenses for the fourth quarter decreased $1.2 million or 13.3% to $7.8 million, and decreased for the fiscal $2.4 million or 6.3% to $35.2 million. The change for the quarter was driven by a decrease in staff-related costs as well as the TruckCenter exit. As a percentage of revenue, sales and marketing expenses increased to 12.7% for the quarter, up from 11.5% a year ago, primarily from the decrease in revenue described above, partially offset by the cost reduction.

General and administrative expenses for the fourth quarter decreased $1.1 million or 11.3% to $9 million; and for the full year decreased $3.9 million or 9.8% to $35.8 million. The change for the quarter was mostly from lower staff costs, lower insurance costs, and a decrease in non-income tax regulatory costs. As a percentage of revenue, G&A increased to 14.7%, up from 12.9% in the prior fourth quarter, primarily from the decrease in revenue.

We reported $19 million of goodwill impairments in the fiscal 2016 fourth quarter and no similar charges this year. For the full year, we had other long-lived asset impairment of $1 million in fiscal 2017, versus the $19 million of the goodwill impairments for fiscal 2016.

Next, other operating expenses was $3.6 million in the fourth quarter of fiscal 2017 and was mostly due to business realignment restructuring cost of $3.5 million. For the full-year of fiscal 2017, net other operating expenses included $4.2 million of restructuring costs. Income taxes decreased $30 million to a benefit of ($0.5) million for the fiscal 2017 fourth quarter from a provision of $29.5 million in the prior year, due primarily to a large valuation allowance charge taken in the fourth quarter of fiscal 2016 and the impact of foreign, state and local taxes and permanent adjustments.

The company's effective income tax rate was 1.1% for fiscal 2017. The rate differed from the statutory federal rate of 35%, primarily as a result of the valuation allowance charge and the impact of foreign, state and local income taxes and permanent tax adjustments.

Net loss was $13.9 million for the fourth quarter of fiscal 2017. That's compared to a loss of $53.8 million a year ago, due to the reasons described above, including the fiscal 2016 fourth quarter goodwill impairment and valuation allowance charges. Net loss for the fiscal year was $39.2 million compared to a loss of $59.9 million for fiscal 2016.

Adjusted EBITDA was a loss of $7.6 million in the fourth quarter of fiscal 2017, compared to a loss of $0.7 million in the prior year and was a loss of $21.6 million in fiscal 2017 compared to a profit of $3.7 million in the prior year. The drop was mostly due to the year-over-year decreases in our CAG segment's DoD contract related to the wind down or our old Surplus contract and higher cost of our new Surplus and Scrap contracts, plus fee revenue declines for certain services we provide for DoD under our Surplus contract. In addition, we experienced lower activity and volume of assets for sale in our CAG segment's commercial business, driven by delays of plant closings impacting our industrial verticals and the impact of Hurricane Harvey on our energy vertical. And the inventory valuation adjustment at IronDirect as well as higher LiquidityOne project costs also contributed to the year-over-year change.

Diluted loss per share improved a negative $0.44 in the fourth quarter from negative $1.75 in the prior year, and improved to negative $1.25 for the full year from negative $1.96 in fiscal 2016.

Adjusted diluted loss per share increased negative $0.33 from negative $0.02 in the fourth quarter and decreased to negative $0.98 from negative $0.02 for the full year, based on approximately 31.5 million diluted weighted average shares outstanding during the quarter. We used $19.6 million of cash in the fourth quarter of fiscal 2017, ending with the balance of $94 million at September 30, 2017.

Aside from net losses, cash outflows in the quarter included approximately $7 million for catch-up distribution to the DLA from the Scrap contract related to prior quarters. The net outflows also included an increase in inventory of $4 million. Normalizing for the catch-up payments and inventory, cash outflows would have been approximately
$9 million, which is more in line with our expectations for the fourth quarter of 2017.

For the full fiscal year 2017, Liquidity Services used $40 million of net cash compared to net cash provided of $39 million in the prior fiscal year. The decrease in cash provided by operating activities between periods was primarily attributable to the recovery of prior-year income taxes of $34 million recognized in fiscal 2016, as well as a greater cash loss in fiscal 2017.

We continue to have a strong debt-free balance sheet. At September 30, 2017, besides our cash balance of $94 million, we had total current assets of $139 million, total assets of $215 million, and $68 million in working capital. Capital expenditures during the quarter were $1.6 million. We expect capital expenditures for fiscal 2018 to be between $3 million and $5 million.

I'll now turn it over to Jorge for the outlook on the next quarter.

...
Jorge A. Celaya
EVP & Chief Financial Officer
Thank you, Mike. Good afternoon. Looking ahead to 2018, we will remain focused on growing our commercial and municipal government marketplace, and completing the initial go live of our e-commerce platform onto our remaining marketplaces, which in turn will position us to improve and expand service offerings for our sellers and buyer base.

During 2018, our self-service capabilities are expected to expand at a more rapid pace beyond municipal government sellers, as those commercial marketplaces for self-service go live. Overall, with our future consolidated marketplace, we will begin to also further facilitate and expand how our 3.2 million registered buyer base accesses our products, that both we and our sellers sell on our platform across our industry vertical to self- service and full service capability. Our ability to expand the demand for products sold on our marketplaces is expected to improve results for us and for those selling on our platform.

We expect our results in 2018 to reflect improvements across the commercial and municipal government businesses, as we continue to benefit from; one, the continued growth in our Retail and GovDeals segment and the return to top line growth for the commercial capital assets business; two, improvement in our commercial capital assets segment, energy and industrial verticals, following realignment efforts in this fourth quarter; three, streamlining of our technology and corporate support functions to be more efficient; and four, our transition earlier in 2017 restructuring the TruckCenter business and the restructuring and realignment of our IronDirect business to the drop ship model.

The various restructuring and realignment efforts during 2017 are expected to generate an annualized benefit during 2018 of approximately $8 million to $10 million. 2017 also reflects the negative impact of $3 million in inventory reserves related to IronDirect that we would not anticipate in 2018. These benefits in 2018 are expected to be offset by the loss of DoD Surplus contracts.

While we do not anticipate that the loss of the Surplus contract will impact our expected Q1 outlook, we will provide details of the impact for the rest of the year during our first quarter earnings call in early February.

While our first quarter top line guidance anticipates steady performance overall compared to our fourth quarter fiscal year 2017, we anticipate improvements in our commercial capital assets business coming off a weak fourth quarter, while the municipal governments and retail businesses come off a seasonally strong fourth quarter.

We also continue to expect LiquidityOne-related expenses to be in the range of $2 million to $3 million per quarter during 2018. The first quarter outlook year-over-year comparison reflects ongoing declines in the volume and quality of goods received under the DoD Surplus contracts and continued variability in our DoD Scrap contracts related to commodity pricing, volume of goods received and product mix.

In addition, underperformance from our commercial capital assets business is expected as a result of the lingering impacts of Hurricane Harvey and uncertainty in the timing of larger projects in our industrial vertical. The retail business and the seasonally low first quarter from GovDeals are however expected to continue to report year- over-year improvement.

Management's guidance for the first quarter 2018 is as follows: we expect GMV for Q1 of 2018 to range from
$140 million to $160 million; a GAAP net loss is expected for Q1 2018 in the range of negative $11.5 million to negative $8.5 million, with a corresponding GAAP loss per share for Q1 of 2018 ranging from negative $0.37 to a negative $0.27; we estimate non-GAAP adjusted EBITDA for Q1 of 2018 to range from a negative $8 million to negative $5 million; and a non-GAAP adjusted loss per share is estimated for Q1 of 2018 in the range of negative 30% to negative 25%. This guidance assumes that we have diluted weighted average shares outstanding for the quarter of approximately 31.5 million and an effective tax rate in the single digits.

We will now take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. And our first question comes from the line of Colin Sebastian of Baird. Your line is open.
...

Colin Alan Sebastian Analyst, Robert W. Baird & Co., Inc.
Thanks very much, everybody. I guess, first off, with the Capital Assets Group, obviously, a number of moving parts there, but as the largest contributor to profitability, I wonder if you'd be able to put a finer point on where you think or where you see profit trends from that segment, specifically as we look into the first part of fiscal 2018.

And related to that, with the DoD contracts, I know you said you'd provide more detail on the next call, but it'd be helpful if you could, perhaps, characterize the proper profile of that segment for this year and how you'd expect that to change for the year ahead once the new contract terms are fully rolled out.
...

William Paul Angrick Chairman & Chief Executive Officer
I'll give you a quick overview of the CAG business. The pipeline in the business is improving. We've had a number of engagements signed in the last few months. We've also seen an increasing amount of activity at year end, as people approach tax settling and other sort of quarter-end catalyst for sales. I think one of the things that has driven that CAG business has been execution in a cross-border manner, where we can tap buyers in markets like China for sellers who have assets outside of that of region.

So, I think Colin, we're going to see sequential improvement in profitability in our commercial capital assets business. We've also noted that the energy supply chain is strengthening. We've seen some recovery in commodity prices there that sort of had a favorable impact on asset pricing. We had a couple of nice sales in the current quarter; we expect that to continue into fiscal 2018.

The other thing I'd point out on our capital assets business is higher average value per transactions. It's a more efficient business. So, as we move more volume, we got a lot of operating leverage in that business. From the very early days, the DoD business was always designed to be our profitable business. It's a very mature business. It's also a business that's very, very customized. It's a highly unique business. I would say the reporting requirements, the technology and regulatory requirements, the property management requirements are all very unique and specific to the DoD.

And the other side of the coin is that it's got a lot of complexity. And as we noted in an 8-K not too long ago, the contract became increasingly complex as a variety of new systems were introduced by the DLA as property mix changed and it became more of a struggle for us. So, while we wouldn't have carried a money-losing contract, it's clear that it became less favorable, all things equal, less favorable over time. And I think the company's focus and strategic intent not only in fiscal 2017 but for last few years has been to increase the diversification of the business in other promising areas. For example, we now have over 11,000 state and local government agency sellers on our platform. That includes other federal agencies. And those commercial terms are much more in line with our core commercial business and ones that we find quite attractive and that's something you continue to see growing in fiscal 2018.
Anytime you wind down a contract, you have some opposing forces. We'll certainly have some revenue reset related to the top line. Remember that the DoD contract is a 100% purchase model, so 100% of the GMV flows to revenue and it's more of a balance sheet call in terms of we're writing checks for inventory. Under the old contract, we had some amount of float. Under the new contract terms, that stipulates that the buyer pay every 30 days, which is one of the things we flagged when we bid the contract. So, we'll have some reset of revenue. We'll also probably have some release and generation of working capital. So, we'll probably end up putting some cash back on the balance sheet as we wind this down over the 120-day wind-down period stipulated in the current contract.

We'll be in a much better position in early February to give you sort of precise guidance on impact from revenue through the bottom line as we get this precise timing and intentions of the agency client on how they would like to wind it down.
...

Colin Alan Sebastian Analyst, Robert W. Baird & Co., Inc.
Okay. That's helpful. And in terms of the scale or the operating leverage in the business overall, related to that, I wonder, Bill, your comfort level with the sales organization in terms of being in a good position with the go-to- market strategy to that Fortune 1000 client base and with the messaging around LiquidityOne, the platform now that you have some experience with that under your belts.
...

William Paul Angrick Chairman & Chief Executive Officer
We think clients are really excited about the reporting capabilities, the self-service capabilities of the new platform. And I was with the client not too long ago and they were very eager to do a lot of their work on their own, accessing our data warehouse, being able to manipulate information, and get more reporting. The great thing about a new product, Colin, is we're in an agile world now, so we can take feedback and create value in a very short turnaround time.

We're now doing nearly weekly releases on the new platform. So, that type of cadence opens up a lot of opportunities to take client ideas, bounce them back, and then prioritize and get those releases into productions. So, we're excited about the ability to use this as a data management platform, the ability to target and reach our buyers with use of that data, the ability to drive mobile use of our platform. And as we proceed with additional go lives, we'll be in a position to aggregate more and more our property and a single marketplace experience which, as you know, drives that virtuous cycle. So, fiscal 2018 will probably be the most dramatic product release cycle for us that we've ever had.
...

Colin Alan Sebastian Analyst, Robert W. Baird & Co., Inc.
And then lastly, one quick clarification as to when the new AuctionDeals site is launching. Has that launched or is that in the process of being launched? If you could provide any more details on the expectations and ramp of that site.
...

William Paul Angrick Chairman & Chief Executive Officer
Yeah. If you were to look at it today, we have a beta site that really hasn't been marketed or promoted. It is active. We have active sellers and buyers on the platform. It is not the product that will be available as we turn the page on December and into early January. You will see the AuctionDeals platform go live in the January timeframe. So, that will reflect the functionality and features of our LiquidityOne platform and will supersede this beta site that we have that's been used to get feedback from sellers and buyers.
...

Colin Alan Sebastian Analyst, Robert W. Baird & Co., Inc.
Thank you.
...

Operator: And at this time, I'm showing no further question. I'd like to turn the conference back over to Ms. Julie Davis for any closing remarks.
...
Julie Davis
Senior Director-Investor Relations
Thank you. Thanks to everyone for joining our call today. We will now be available for any follow-up questions. Have a good evening.
...

Operator: Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program. You may now disconnect. Everyone, have a great day.